UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 13, 2004

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

130 Waverly Street
Cambridge, Massachusetts  02139
(Address of principal executive offices) (Zip Code)

(617) 444-6100
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 13, 2004, the Registrant entered into a Dealer Manager Agreement with UBS Securities LLC and in connection therewith, six holders of the Registrant’s existing 5% Convertible Subordinated Notes due 2007 agreed to exchange (the “Exchange”) approximately $79.3 million in aggregate principal amount of such existing notes for approximately $79.3 million in aggregate principal amount of newly issued 5.75% Convertible Subordinated Notes due 2011 (the “Senior Subordinated Notes”).  A copy of the Dealer Manager Agreement is filed as an exhibit to this report.

On September 17, 2004, the Registrant issued the Senior Subordinated Notes pursuant to an Indenture with U.S. Bank National Association dated September 17, 2004.  The Senior Subordinated Notes bear interest at the rate of 5.75% per annum, which rate may be reset in certain circumstances.  Interest is due on February 15 and August 15 of each year.  The Senior Subordinated Notes mature on February 15, 2011.  The Senior Subordinated Notes are convertible at the option of the holder, at any time on or prior to maturity, into the Registrant’s common stock at a price equal to $14.94 per share, subject to adjustment in certain circumstances.

The Indenture provides that on or after February 15, 2007, the Registrant has the option of redeeming the Senior Subordinated Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.  Holders may require the Registrant to repurchase all or a portion of their Senior Subordinated Notes for cash upon a change-of-control event, as described in the Indenture, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.  The Registrant may, at its option, pay the change of control purchase price in cash, shares of its common stock (valued at 95% of its market price), or a combination thereof.

The Senior Subordinated Notes are unsecured and subordinated to the Registrant’s existing and future senior debt and senior to the Registrant’s Subordinated Notes due 2007.  A copy of the Indenture is filed as an exhibit to this report.

The Senior Subordinated Notes were issued through a private offering to qualified institutional buyers under Section 4(2) of the Securities Act of 1933.  In connection with the Exchange, on September 17, 2004, the Registrant also entered into a Resale Registration Rights Agreement with UBS Securities LLC.  Pursuant to the Registration Rights Agreement, the Registrant has agreed to file a registration statement for the resale of the Senior Subordinated Notes and the shares of common stock issuable upon conversion of the notes on or before January 15, 2005 and to cause such registration statement to become effective as promptly as is practicable, but in no event later than April 15, 2005.  The Registrant has also agreed to keep the shelf registration statement effective until two years after the latest date on which it issues Senior Subordinated Notes in connection with the Exchange.  If the Registrant does not comply with these registration obligations, it will be required to pay liquidated damages to the holders of the

Senior Subordinated Notes or the common stock issuable upon conversion thereof.  A copy of the Resale Registration Rights Agreement is filed as an exhibit to this report.

Item 3.02               Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 8.01               Other Events

In connection with the Exchange, the Registrant issued press releases on September 13, 2004 and September 17, 2004.  A copy of each press release is filed as an exhibit to this report.

Item 9.01               Financial Statements and Exhibits

(c)           Exhibits

10.1	Dealer Manager Agreement, dated September 13, 2004, between Vertex Pharmaceuticals Incorporated and UBS Securities LLC.
10.2	Indenture, dated as of September 17, 2004, between Vertex Pharmaceuticals Incorporated and U.S. Bank National Association.
10.3	Registration Rights Agreement, dated September 17, 2004, between Vertex Pharmaceuticals Incorporated and UBS Securities LLC.
99.1	Press Release of Vertex Pharmaceuticals Incorporated dated September 13, 2004.
99.2	Press Release of Vertex Pharmaceuticals Incorporated dated September 17, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: September 17, 2004	/s/ Kenneth S. Boger
Kenneth S. Boger
Senior Vice President and General Counsel